Exhibit 99.1
Final Transcript

Conference Call Transcript

CHS — Q3 2010 Chico’s FAS, Inc. Earnings Conference Call

Event Date/Time: Nov 17, 2010 / 01:30PM GMT

CORPORATE PARTICIPANTS
Robert Atkinson
Chico’s FAS, Inc. — VP of IR
Dave Dyer
Chico’s FAS, Inc. — President, CEO & Director
Kent Kleeberger
Chico’s FAS, Inc. — EVP, CFO & Treasurer
CONFERENCE CALL PARTICIPANTS
Brian Tunick
JPMorgan — Analyst
Liz Dunn
FBR Capital Markets — Analyst
Margaret Whitfield
Sterne, Agee — Analyst
Betty Chen
Wedbush, Inc. — Analyst
Edward Yruma
KeyBanc — Analyst
Jennifer Black
Jennifer Black & Associates — Analyst
Michelle Tan
Goldman Sachs — Analyst
David Robinson
Mirage Capital — Analyst
Paul Lejuez
Nomura Securities — Analyst
Neely Tamminga
Piper Jaffray — Analyst
Tom Filandro
Susquehanna International Group — Analyst
Robin Murchison
SunTrust — Analyst
Lorraine Hutchinson
Bank of America — Analyst
Roxanne Meyer
UBS — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Richard Jaffe
Stifel Nicolaus — Analyst
Marni Shapiro
The Retail Tracker — Analyst
Marie Driscoll
Standard & Poor’s — Analyst
Sam Panella
Raymond James — Analyst

PRESENTATION

Operator
Greetings and welcome to the Chico’s FAS third-quarter 2010 sales and earnings call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Robert Atkinson, Vice President Investor Relations for Chico’s FAS. Thank you. Mr. Atkinson, you may now begin.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Thank you, Rob, and good morning, everyone. Welcome to Chico’s third-quarter earnings conference call and webcast. CEO Dave Dyer and CFO Kent Kleeberger join me here at our national store support center in Fort Myers. Before Dave begins his executive overview I must remind you of our Safe Harbor statement.
Certain statements made this morning, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended. Such forward-looking statements involve known or unknown risks including, but not limited to, general economic and business conditions and the conditions within the specialty retail industry.
There can be no assurance that future results, performance or achievements expressed or implied by such forward-looking statements will occur. Users forward-looking statements are encouraged to review our latest annual report on Form 10-K, our filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to shareholders, our filings on Form 8-K and other federal securities law filings for a description of other important factors that may affect the Company’s results of operations and financial conditions.
The Company does not undertake to publicly update or revise its forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized. Please note that we will file an 8-K with the SEC that will include a transcript of today’s conference call and webcast. With that I’ll turn it over to Dave Dyer. Dave?

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
Okay, thanks, Bob, and good morning, everyone. Well, I’m pleased to talk about another solid quarter for Chico’s FAS. We began the quarter with negative comps due to the self inflicted problems of transitioning to fall product too soon in the Chico’s brand causing a lack of wear now product, and in the White House brand our full price inventories were too low and we lacked sufficient clearance inventory. However, as the quarter progressed, our performance steadily improved and we have recovered the positive momentum in our business.
In October the Company achieved an 8.2% comp store sales increase. While our comps for the quarter may be lower than some retailers have reported, it’s important to know that we were up against 12.8% positive comp store increases from the previous year. On a two-year comp basis we believe that not only we lead our segment but most of the broad-based retailers.
I would also like to note that while we do not include our DTC sales, our direct to consumer sales, and our comp store sales increases as some other retailers report, should we have done so our comp store sales would have been a 5.5% increase for the third quarter.
Regarding the first few weeks of November, the positive comp store sales trend has continued thus far into the fourth quarter. This positive trend is not a forecast or guidance; it’s rather just a snapshot of our business through yesterday.
There’s been a lot of commentary in the analyst community in regards to international sourcing cost regarding our Soma Intimates brand. Sourcing is a topic that has commanded the headlines for foreign sourced retailers over the last few months. Much has been reported about the escalating prices for cotton and the labor cost increases in China. Cotton prices, though recently easing somewhat, have more than doubled compared to last year and labor costs in China have risen 8% to 12% this year.

While we source substantial quantities of product from China, our experience reflects that only 30% of our piece goods are made from cotton and that the labor component is only about 20% of the cost of one of our garments. These points do not diminish the impact of higher sourcing costs, but give them the appropriate dimension against a backdrop of increasing concern.
I would also like to note that our initial markup, or IMU, increased in all three of our brands in the third quarter. As we discussed in our November 2009 conference call, the centralization of our sourcing operations, and the strategic decision to begin moving a portion of our production to countries other than China, has somewhat cushioned the perceived impact of higher sourcing costs in the third quarter.
I don’t intend to suggest that we’re immune to these higher costs, but we have been managing the impact throughout 2010 and will continue to monitor and manage these costs in the future.
Regarding Soma Intimates. While we merged their sales with the Chico’s brand, I can tell you that Soma had a terrific sales quarter by every measure. Comp store sales increases, comp store traffic, traffic conversion rate, average dollar sale, units per transaction. In fact, Soma had its best third-quarter comps sales increase in its history. We opened 10 stores during the quarter and 35 stores to date. So far 90% of our FAS stores are candidates to become permanent stores.
During the quarter Soma introduced its first television ad campaign since 2007. Our TV ad campaign for Soma was a big one attracting all important new customers as well as reactivating lapsed customers. Soma is still very much in the developing concept stage. We are making the long-term decisions to accelerate store growth and DTC growth which may be in conflict with short-term profit goals. We expect over time for Soma to be a profitable growth vehicle for the Company. I’m now going to turn it over to Kent for the financial details of the quarter.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
Thanks, Dave, and good morning, everyone. While we delivered positive comparable store sales of plus 3.1% against difficult comparisons to last year, and beat the average Street estimates by $0.02 with earnings per diluted share of $0.16, I have to say we were a little disappointed with the results as we experienced a slower start to the quarter than originally anticipated.
Total net sales for the third quarter increased 8.1% from a year ago to $483 million. Our comparable store sales got progressively better as we moved through the quarter. All three brands again delivered positive comps for the quarter. By brand, White House | Black Market had a 7.1% increase while Chico’s and Soma Intimates had a blended comp increase of 1.5% for the quarter. Total DTC sales increased 40.4% to $34.4 million for the third quarter 2010.
Beginning with the first quarter of the year, our direct to consumer sales dollars are combined with the brand’s totaled net sales in our financial statements. Gross margin, expressed as a percentage of net sales, decreased 60 basis points from third quarter 2009 to 57%.
The small decrease came from a greater level of promotional markdowns, especially at the Chico’s brand, made necessary to clear slower selling inventory earlier in the quarter and to help drive customer traffic. The decrease was partially offset by continued merchandise margin improvement at outlets provided by increased penetration of made for outlet apparel and accessories.
Third-quarter selling, general and administrative expenses increased to $230.9 million or 4.5% above last year’s level of $221 million. The dollar increase was primarily attributable to costs associated with the addition of 64 net new boutiques and outlets, plus the previously disclosed incremental $7 million marketing spend over last year for television, online and print advertising. On a percentage of sales basis, however, SG&A expense decreased 170 basis points thanks to the positive comp for the quarter.
Our operating income increased 21.6% for the quarter to $44.2 million versus $36.3 million for the third quarter of 2009. Interest income for the third quarter was $483,000 compared to $334,000 for the same period last year. The increase is attributable to a higher level of invested cash.
The effective tax rate for the 2010 quarter was 35.4%, approximately 250 basis points below last year’s rate. Our lower effective tax rate in the current quarter came from a favorable state tax audit settlement which should not be expected or projected in the future results. Net income for the 2010 third quarter was $28.8 million or as stated $0.16 per diluted share compared to third-quarter 2009 net income of $22.7 million or $0.13 per diluted share.
Reviewing our balance sheet, cash and marketable securities as of October 30 totaled $505.6 million, a 19% increase on the comparable balance at the end of the third quarter 2009. During the third quarter 2010 we paid $7.1 million in cash dividends versus no dividends last year; $18.3 million in cash went for share repurchase during the quarter where there was none last year, and we invested $24.1 million in capital expenditures compared to $14.8 million for third quarter last year.
Among the uses of cash in the fourth quarter will be approximately $7 million for the $0.04 per share cash dividend declared payable for December 21 for shareholders of record as of December 7. End of third-quarter inventories increased $19.1 million, up 6% per selling square foot to $65 per selling square foot versus $61 at the end of last year’s third quarter. Excluding inventory purchased for new stores that will open in the fourth quarter, inventories were up 4.5% at cost per square foot.
End of quarter inventory for the White House | Black Market brand increased approximately 10.5% per selling square foot versus down 21.7% per square foot last year when we undoubtedly missed some sales. Chico’s brand inventory decreased 1.2% quarter over quarter.
During the third quarter, in connection with completing and filing our fiscal year 2009 income tax return, Chico’s filed with the Internal Revenue Service accounting method changes regarding tenant allowances and fixed asset depreciation for income tax reporting purposes. These changes resulted in the acceleration of depreciation deduction into the 2009 tax year that resulted in approximately $76.7 million in net deductions.
While these changes had virtually no affect on our current year tax rate and income statement for the third quarter and year, they did result in monetizing about $29.1 million in deferred tax assets, a portion of which has been reclassified to an income tax receivable on our balance sheet at the end of the third quarter.
Looking out into the fourth quarter, we are targeting comparable store sales to increase as a positive low single-digit percentage similar to that what was reported this morning. We expect the gross margin rate of sales to be slightly below last year’s fourth quarter of 54.6% given the anticipated incremental promotional holiday season over last year.
We’re planning SG&A expenses on a dollar basis to be up with the contemplation of $3 million in incremental marketing spend along with costs associated to operate 69 net new boutiques and outlets over the fourth quarter last year. We expect our income tax rate for the quarter to be in the vicinity of about 37.5%. With that I’ll turn it over to Bob to introduce the Q&A portion of today’s call.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Thank you, Kent. Before Rob gives us the procedure for queuing for questions, I would encourage you to listen to the procedural change as we have been unable to get to a number of participants who wanted to ask a question on recent conference calls. Therefore we’re limiting each questioner to state one question at which time Rob within com will place that questioner in listen only mode.
In this way we will be better able to accommodate as many questioners as time permits. You are welcome to get back in queue to ask a second question in the same manner you did originally. Rob, how many security analysts indicate a question?
QUESTION AND ANSWER

Operator
At this time, sir, we do indicate there are 15 analysts. (Operator Instructions). Brian Tunick, JPMorgan.

Brian Tunick - JPMorgan — Analyst
Thanks, good morning, guys. Just a question on the gross margin, I guess a little surprised about your Q4 commentary. But trying to understand as we go into next year how you’re thinking about product cost inflation being offset by either the Connor Group, the growth in DTC, outlet penetration, how should we think about how you guys are looking at gross margins for next year?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer

Well, I think obviously we’re looking for gross margin expansion. We’ve got a meaningful amount of our on order for the spring season booked and it looks for the time being that our IMU is going to be up slightly for next year. So, it bodes favorable. I mean, more recently we were encouraged by the decline in cotton prices while, as Dave pointed out, still high comparatively speaking to a year ago. We are seeing some meaningful improvement in pricing on that side.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question please, Rob.

Operator
Liz Dunn, FBR Capital Markets.

Liz Dunn - FBR Capital Markets — Analyst
Hi, good morning. I guess my question is what are the learnings from the third-quarter experience? And as you transition into next spring, how will you think about being sort of more aware now? And obviously I would imagine none of these issues provide any challenge for the fourth quarter, but just what were the learnings and how do you transition going forward based on what you experienced in the third quarter?

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
We really haven’t had problems with the fourth- to first-quarter transition. I mean that is in the key for us and I think that we really do understand resort because of our Florida location. However, I think that where we have had problems previously is in that second- to third-quarter transition.
I have reviewed all the products with the brand presidents and the transition from second to third quarter, and I can guarantee you that next year we will have a lot more wear now product as we get into July, August and beginning September. We have changed the focus of our mailings to reflect that. And unless we have global cooling next year I expect us to do a lot better job than we did this year.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, Rob.

Operator
Margaret Whitfield, Sterne, Agee.

Margaret Whitfield - Sterne, Agee — Analyst
Good morning and congratulations. You mentioned October comps were up 8.2%. I wondered if you could comment on the results by division and how the holiday lines are being received — Chico’s in particular looks quite strong.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
Everybody was up in October. In fact, we had a couple of the brands that did a double double.

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director

Double digit on top of double digit from last year. October was a very strong comparison for us. As a matter of fact I think it was the strongest comp store comparison for the third quarter. And to be, for the Company, up 8 point something percent this year over the strongest comp from last year for the third quarter I think speaks well.
We have had some floor sets or early floor sets as we test our assortments and so far have been pleased with the results. So we’re looking forward to having a good holiday season. As many of you may remember or recall, we’re a little bit counter to the industry. Our fourth quarter has tended to be the smallest quarter of the year and one of the least profitable quarters.
As a matter of fact, until last year we had lost money I think the previous two or three years in the fourth quarter. One of my goals is to change that trend and for the fourth quarter to no longer be the smallest quarter of the year. And whether we accomplish that this year or sometime in the future remains to be seen. But I know we can do more sales in the fourth quarter.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, Rob.

Operator
Betty Chen, Wedbush, Inc.

Betty Chen - Wedbush, Inc. — Analyst
Thank you, good morning, congratulations. I had a clarifying question and then I’ll ask my real question. I wanted to clarify when you mentioned that the momentum had continued into November whether you were alluding to the momentum from October or just the general Q3 momentum had continued to November.
And then my question was, in terms of marketing for the fourth quarter, I think you mentioned that there will be roughly a $3 million incremental spend. Can you remind us again how that will be allocated and how that may be similar to what happened in third quarter that could have helped really drive up the business and the latter half Q3? Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
Betty, I think you’re trying to sneak a couple questions in. But in any event, it’s the general momentum of third quarter carrying in the fourth quarter.
From a marketing perspective we’re seeing some excellent results in paid search. We’re really looking at that very hard, not just for incremental for fourth quarter, but into 2011 as well. We’ll probably end up doing a little bit less TV, but we’ll do other types of what I would call event driven marketing as well as other forms of media.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Kent, I’m not sure we answered her first question, did we?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
Yes.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Sorry. Okay, next question, please, Rob.

Operator
Edward Yruma, KeyBanc.

Edward Yruma - KeyBanc — Analyst
Hi, thanks very much and congratulations on a very good quarter. Can you talk a little bit about your philosophies on cash redeployment to shareholders, particularly in light of the cash you continue to generate as well as this income tax receivable? Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
Well, we have both a dividend program and a share repurchase program which we think is a — one way to return cash to shareholders. We think that the best use of our cash though is to build new stores; that gives us the best return. And we have a very aggressive store opening plan for next year.
Kent, do you want to highlight the stores that we’ve got so far for next year? I believe it’s in the 130 store category.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
Yes, I mean, we’ve gone through a period where there was some significant retrenchment in store growth for obvious reasons because of the declining performance. And now that we’ve been able to achieve some relative stability and fine-tuned our models we’re going to begin putting the accelerator down on store growth for 2011.
Obviously we’ve continued to maintain — we have opportunities in the Chico’s brand primarily for outlets. We also think there is some opportunity in terms of smaller markets. In the White House, we always maintain that that’s our growth vehicle, so we’ll be putting up a few more footprints in White House than we have over the last couple years.
And then of course Soma, I look to see that have a similar growth pattern to 2010. We’ll give some — we’re fine-tuning our strategic plan and our budgets currently. We’ll be in a better shape to give more clearer guidance, if you will, with respect to store growth when we do a fourth-quarter earnings call.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, Rob.

Operator
Jennifer Black, Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates — Analyst
Good morning and let me add my congratulations as well; great job.

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
Thanks.

Jennifer Black - Jennifer Black & Associates — Analyst

I wondered if you can talk about your catalog circulation with each of the brands. Are you sending more catalogs and what’s your strategy as far as the page count? And at the Chico’s division there’s a huge focus on the catalog that just went out on gifts, and it seems like it’s a lot bigger than last year. And I just wondered your strategies in how you drop the catalogs and will the next catalogs be focused on giftables as well. Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
Well, I think what you’ll probably see with respect to the Chico’s brand on catalogs going forward is we’re probably going to end up redeploying some dollars. And what I mean by that is that we have, particularly in the second half of this year, been testing reduced circulation for some of what I would characterize as our lower deciles, particularly for reactivation as well as prospecting.

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
And a digital catalog.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
And a digital catalog. And so we’re seeing a relatively similar response in terms of gross demand on fewer mailings. So I expect that to decline. White House, on the other hand, is going to be, at least planned right now, to be roughly about flat in circulation; although I suspect they might add a direct mail piece here or there but not on the same level.
And then with respect to your comment about the catalog being larger, I think you may have meant in terms of page count. We have been experimenting with respect to both White House and Chico’s in test catalogs that have a slightly larger page count.

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
And will also be experimenting next year with catalogs that are meant to drive sales electronically direct to consumer as well as to provide store traffic. That means that we may have some additional density in some of our catalogs.
I mean, we’re really getting some great successes in our direct to consumer. And I think as we start looking at digital media, paid search, there are a lot of things that we can do to drive sales and profit for the brands while still supporting the store traffic.
One of the things that I will tell you is when we look at the two channels, is that generally our direct to consumer is somewhere around 10 to 15 points higher in operating profit just because you don’t have the selling cost and the marketing cost associated with the stores. So I think that is where we’ll be going next year.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question please, Rob.

Operator
Michelle Tan, Goldman Sachs.

Michelle Tan - Goldman Sachs — Analyst
Great, thanks. Kent, I was wondering if you could give us any color on any timing shifts that might have affected the inventory. And then maybe just qualitatively how you guys feel about the composition of it compared to last quarter? Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer

I feel that the inventory is in much better shape. I think one of the things that happened when we overachieved in second quarter in not having enough wear now; it really boded well for what I would call spring and summer carryover in the third quarter. So, our inventories are pretty clean from that perspective.
Looking ahead in terms of inventory levels, we really take a look at inventory and try to simplify it as one large pool. And so typically, I’ve said with many people, I try to manage the inventory spread with comps in the 3% to 5% range. In other words, 3% to 5% below the comp performance. But what also has to be taken into consideration is our direct to consumer business. So, direct to consumer has a 40% increase in sales, I mean while not a comparable store sale necessarily we have to buy inventory for that.
So I’m feeling pretty good about that. If I look ahead over the longer-term horizon I still think there’s opportunity for better deployment in the Chico’s brand in terms of too much inventory in smaller stores and I think there are opportunities in terms of choice count reduction. When I take a look at the Soma business I think that on a per store basis I think Soma has probably too much inventory and we’re working with the Soma team to try to reduce the investment on that.
And frankly, White House — it’s been hotter than a pistol. And the reason they’re up 10.5% at the end of the third quarter is because they were down almost 22% last year. And honestly I think we left money on the table last year just because inventories were screwed down so tightly. So it’s the decision we made.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question please, Rob.

Operator
Travis Williams, Stephens Inc.

David Robinson - Mirage Capital — Analyst
This is [David Robinson] actually with [Mirage Capital]. A couple of things. Your stock actually seems to (multiple speakers).

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
I’m sorry, we’re going to have to — that’s a — we don’t believe that’s Mr. Williams. Rob, give us the next question.

Operator
Paul Lejuez, Nomura Securities.

Paul Lejuez - Nomura Securities — Analyst
Hey, thanks, guys. I think last call you said something about Soma, you guys expected it to be profitable next year. Just wondering if Soma is still on that same time schedule and if there’s anything that you’re seeing from a new store productivity on the Soma side that might change your view. Thanks.

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
Well, we’ve said Soma still is in its infancy and as we look at it we’re still working the model. And while we know what we need to do to get it to profitability, the question that we have is managing the investments. Some of the investments that we may make may delay the profitability but would be right for the brand in order to grow it and realize its potential.

So we’re working on the model, we’re working on the assortment; we’re working on the relationship between direct to consumer and store growth. As we’ve said, we have been very successful with our FAS stores which we still think there is some availability for next year. And so we want to get in and test markets while we still have the opportunity with advantageous real estate deals.
So there are a lot of decisions that we’re making that may change the short term whether we get into a profitability — I mean, I think on a four wall basis we should show a profit next year as we had planned. Whether it is to the level that we would like or not really depends on the basis. But in our plans for next year it does show a profit on a four wall basis.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
Just to reiterate a point that was made about marketing, we increased the marketing spend for Soma in the third quarter this year and we’ve seen a tremendous lift in the business. So, when you look ahead to the model particularly in 2011 and 2012, to reiterate Dave’s point, what we’re trying to debate is whether or not we need to have additional funding to help drive the top line.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, Rob.

Operator
Neely Tamminga, Piper Jaffray.

Neely Tamminga - Piper Jaffray — Analyst
Great, thanks, good morning. Hey, just a question for you Dave. As you’ve done the product reviews with the team for next year, has there been any discussion about maybe balancing the initial pricing on product versus promotion? Just wondering here if you’re taking a fresh look at maybe taking down some of your average price points and then taking off the accelerator on some of the couponing and promotions or where you are at with that discussion would be great.

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
No, we’re not looking at taking price points down. As a matter of fact, we think that we have some categories where we have an opportunity to actually increase prices somewhat.
Couponing though, I like your statement with that. We’d like to be a little less reliant on couponing and I think that that is a big expense and I think that we can manage it more effectively. And I think that that’s probably going to be one of the bigger impacts on margin over time as we figure out how to manage our promotional activity better through couponing.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question please, Rob.

Operator
Tom Filandro, Susquehanna International Group.

Tom Filandro - Susquehanna International Group — Analyst

Thanks for taking my question. Congratulations as well. Did you guys experience the expected response of the TV advertising at both Chico’s and Soma? And will we see any changes in the content for the positioning for holiday at Chico’s and will Soma actually run TV to holiday? Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
Soma, we have run our campaign and we have completed it. We will not be running additional television for Soma in the holiday period. One of the things that we did with — as the elections popped up, TV prices got a little bit more expensive and then they certainly go up a little bit more as you get into November too. So we will not be running more television until we get to spring.
Television, as Kent said, had a major impact on Soma. It brought new customers to our store, reactivated lapsed customers and our existing customers even came back for more. I think the products that we advertised were compelling and the customer responded. And we certainly, every time we have run television in Soma, we have seen that type of impact. So I would imagine that you will be seeing more of that for the next year.
In terms of Chico’s, we’re reviewing next year’s creative format and our marketing plans as we speak. I’ve seen several versions of the creative for next year’s television spots and I think they will take a slightly different depth than they have this year. However, we believe that television for Chico’s brand has been very effective in getting out our fashion message and kind of the spirit and sensibility of the brand. So, we’re very happy with the results.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Rob, next question.

Operator
Robin Murchison, SunTrust.

Robin Murchison - SunTrust — Analyst
Thanks, good morning, guys. I wanted you to speak to — and congratulations, by the way — the expanded sizes that I’m seeing in the stores and you’re featuring on the website. Just sort of your experience thus far, how it affects your inventory planning and size allocation? Thanks very much.

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
It’s a test with the extended sizes. And for those who don’t know, we’ve gone both ways in Chico’s. I think we’ve gone down to a 000 and we’ve gone up to a size 4 or 4-1/2 for our normal sized scale is a 00 to a 3 or maybe a 3-1/2.
We have experienced better results in the larger sizes than the small sizes. And I think as we roll this out you’re going to probably see it more online as a direct to consumer size extensions as we go into petites and talls and large sizes and less in the stores. It just makes the job of inventory and SKU keeping in the stores a lot more difficult and we think we’ll get a better success with having those sizes available online.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, Rob.

Operator
Lorraine Hutchinson, Bank of America.

Lorraine Hutchinson - Bank of America — Analyst
Thank you, good morning. I was just looking for an update on the outlet channel; you mentioned the positive impact to margins. How many do you have now and how many opportunities do you see out there for growth of that channel, both for Chico’s and for White House?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
Trying to think about the number of footprints. I’m going to say that there’s probably close to — we’re going to get close to a about 80 Chico’s outlets for this year. White House is probably going to be a little north of 20 and Soma has say a half dozen or so.
All three brands have an opportunity in their outlet business. In Chico’s it’s obviously been a stated objective for us to expand that outlet business over the next three years — could be upwards of 100 to 125 outlet stores. White House has a similar opportunity. However, because of bandwidth we’ve elected to postpone an expansion efforts at least until the second half of 2011.
And interestingly enough, what’s happening with Soma is really a couple of events. First of all, we feel that Soma on a stand-alone basis can do much more volume in their own outlets as opposed to being fragmented and spread over 36 or so different Chico’s outlets. So we’re going to begin migrating in 2011 out of substantially all of the Chico’s outlets into freestanding Soma outlets.
Coupled with the fact that the Soma brand is putting in full price — some full price product within the outlet. So they, along with what’s happening in White House and most certainly in Chico’s, we’ve had significant expansion in the gross margin for outlet business. I think it’s to the order of magnitude of over 1,000 basis points quarter on quarter this year versus last year.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, Rob.

Operator
Roxanne Meyer, UBS.

Roxanne Meyer - UBS — Analyst
Great, thank you. Just continuing on that, I’m wondering if in the third quarter you can break out how much the outlet benefited your margin versus the front line being a drag. And how you think about that longer-term opportunity from — to gross margin from the outlets over the next few years?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
Well, you know, Roxanne, we give a lot of numbers out there and I don’t what to have one more that I have to report again. So in the meantime I’d rather just confine it to any anecdotal comments. Thank you.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, please, Rob.

Operator
Dana Telsey, Telsey Advisory Group.

Dana Telsey - Telsey Advisory Group — Analyst

Hi, good morning, everybody. As you think about Chico’s and White House | Black Market, how are you thinking of product updates into 2011? What should be looking for that could be different than 2010? And is it in categories too, like do we see accessories expand? Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
I don’t think that we’re going to see particularly a category expansion into other categories than we have had. We’ve had phenomenal growth in accessories. We believe that active wear still has a big potential to grow in the Chico’s brand. We’ve had terrific results with our bottoms. We believe that as we get into spring and summer of next year our jackets will be a more appropriate weight for the weather and we think that’s an opportunity.
That was a little soft in the second quarter and into the early third quarter, the jackets. And we think there are opportunities there. Certainly knitwear has performed well for us. And we actually have redesigned a lot of our travelers’ classifications and we think that that is a category that we can bring back to life for our customers.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, Rob.

Operator
Richard Jaffe, Stifel Nicolaus.

Richard Jaffe - Stifel Nicolaus — Analyst
Thanks very much, guys, and congratulations. A question on Soma though, its success in the showroom venues is exciting and wondering — it appears that the merchandise shift has broadened and wondering how you’ve learned from that and how we should anticipate Soma or what it will look like as it goes forward with more stores?

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
Well, I think we’re still working on that. I think on the apparel side one of the things you’ll see as a lot faster turn. And I think we’re beginning to hone in on categories of loungewear and sleepwear. I think you’ll see probably a little bit less emphasis on active wear as we go forward.
In the bras and panties, we’re going to continue to be very fashion forward in that business. We introduced a whole demi collection this year which is been terrific. We continued with new product in our Vanishing back bra, which has been terrific.
So we are — I think the product that we will introduce, you will see us move much more towards being more fashionable, more sensual. But we are still going to keep the pieces that we are known for, which are functional and fashionable at the same time like our Vanishing Edge panties.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, Rob.

Operator
Marni Shapiro, The Retail Tracker.

Marni Shapiro - The Retail Tracker — Analyst

Congratulations and good luck with holiday. Can you talk a little bit about Soma and the age of the customer? As I recall about a year ago or so, you talked that the customer was coming from both Chico’s and White House. And I am curious with some of the marketing you have been doing if you have seen a shift in net at all, and are you marketing to both of those lists still, as well as the Soma list?

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
The answer is yes. We are marketing both to the White House list and the Chico’s list. As you remember, Soma really came out of Chico’s. It was founded with Chico’s. We still have quite a few stores that have pass-throughs to the Chico’s stores. So, you know, it started out being pretty much of a mirror image of Chico’s.
But as we have added fashion to our assortment, we believe that we are attracting a different customer. And we see it going from where Victoria’s Secret would leave off, is where we are starting. I mean we are probably getting people in their late 20s, early 30s, and taking them throughout the gamut of the White House customer and the Chico’s customer.
Certainly what we have added to our assortment has been very appealing to the White House customer. As we have added a lot more sexy and sensual items, as we have added thongs and bikinis and low cut and a lot more lace, I think that we have brought in that younger customer who appreciates the Soma touches, the quality and the fashion of our brand.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, Rob.

Operator
Marie Driscoll, Standard & Poor’s.

Marie Driscoll - Standard & Poor’s — Analyst
Hi, thanks and good job. My question is on pricing pressure on the sourcing front and the labor front and what you’re experiencing now and what you expect to experience next year. Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
Well, I think Dave alluded to in his opening commentary that there is some pressure with respect to cotton prices, there’s also pressure with respect to product sourced out of China. We began consciously migrating production out of China about 18 months or so ago. So we’re basically going into areas that we haven’t been before like Bangladesh, Indonesia, Vietnam certainly. And so, it’s all about trying to chase the lower production costs, if you will.
Now granted, there are some trade-offs with respect to that because they obviously — some of these countries obviously don’t have the infrastructure that China does and as a result of that we’re having to incur some additional transit times. But it really isn’t anything greater than anywhere from about a week to say a week and a half.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Rob, next question.

Operator
Sam Panella, Raymond James.

Sam Panella - Raymond James — Analyst
Good morning. Can you update us on where you stand with adding the major outlet product to your White House | Black Market stores — or your outlet stores?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
Yes, right now I think the sales penetration is probably in the mid-20 percentile range. So again, I think the White House brand has been, in the front line, basically on fire and they’ve obviously devoted a significant amount of their resources to supporting the front-line business. So as a result of that they’re not able to devote as many resources as Chico’s in order to expand their made for outlet product.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Rob, next question.

Operator
Liz Dunn, FBR Capital Markets.

Liz Dunn - FBR Capital Markets — Analyst
Hi. Since we’re around to round two I’ll just maybe squeeze in a couple if I can. Can you comment on $1 in earnings, whether or not you still think that’s a goal for 2011, an achievable goal? And then also, where do you stand on acquisitions? I know in the past you’ve talked about the potential for making a small acquisition — an update there. Thanks.

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
Well, first is we still do believe that $1 a share is achievable. It is certainly a stretch goal for us, but it is part of our goals for 2011. So, I would say — somebody asked me about that recently and what I would say is when I first made the statement is by 2011 we want to be at $1 a share, we had just lost $40 million and had one of the worst years in our history.
So, that $1 a share in 2011 seems a lot more achievable today than perhaps it did back in early 2009. It has been a goal, it has been a stretch goal or as some people would call one of those big hairy audacious goals, but it’s something that we have focused on and we have — we are striving to achieve in the Chico’s. And there was a second part to that question too that I can’t remember.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
Where are we on the acquisition front? And obviously we can’t comment on acquisitions. Again, I think we’ll maintain our previous comments in that we would be opportunistic of something that came along that really matched our core competency.

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director
However, I could add that there is enough internal growth where we don’t really have to have an acquisition. I think it lets us be opportunistic. I mean, as we’ve said before, we think that we can probably double our fleet over time, certainly not within the next three years we’re going to do it. But we think there’s tremendous growth in our existing three brands.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, Rob.

Operator
Jennifer Black, Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates — Analyst
Hi, I wondered if you could give us a technology update. How is JDA going at the Chico’s brand? Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
We put in JDA allocation last year, it went very smoothly, along with some additional functionality. We’re currently just at the enterprise planning level in the Chico’s brand. What’s happened is that we’ve learned a lot of things since the original design and over the course of the next three to four weeks or so we’ll be going back and revisiting the end-to-end design and determining if our goal in the deliverables have changed at all.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question, Rob.

Operator
Tom Filandro, Susquehanna International.

Tom Filandro - Susquehanna International Group — Analyst
Hey, thanks. Kent, can you just give us an update on the Connor relationship? Has their infrastructure been built to support the business? And when could we begin to see maybe some improvements on the costing from that relationship? Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO & Treasurer
Yes. The Connor relationship is progressing. Admittedly it’s probably not as fast as some of us would like to see, but we are having some success. They’re doing a pretty good chunk of outlet product for us right now. We’re looking to expand some other categories in 2011. What comes to mind is in the casual bottoms area as well as the accessory area. And they are adding some infrastructure, although not as fast as we would like to see.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Rob?

Operator
Robin Murchison, SunTrust.

Robin Murchison - SunTrust — Analyst
Hi, thanks again. Just wanted to see if there was any update on the White House wedding effort. Thanks.

Dave Dyer - Chico’s FAS, Inc. — President, CEO & Director

Well, we are selling wedding dresses, we’re selling them mainly direct. It has been a nice little business. You may have seen or may have heard about our Oak Street store in Chicago where we have a bridal boutique on the third floor of that store. And we think it’s just a nice little business and we really got into it because so many of our dresses are being used as bridesmaids.
So I think as we really look at it, while we’ll never really make a living off of bridal dresses, we do think the wedding party gives us quite an opportunity and we think that that is, again, complements the bridal business. So you’ll see it mainly as a direct to consumer business and perhaps in a few stores here and there as a boutique and just be something a little different.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
That concludes our Q&A session. One calendar item — our sales and earnings for the fourth quarter will be released Wednesday, February 23, 2011, before the NYSE opening that day. The tentative earnings release dates for fiscal 2011 are available on our corporate website, ChicosFAS.com, on the event calendar button. Thank you for joining us this morning. We appreciate your continuing interest in Chico’s FAS.

Operator
This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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